EXHIBIT 10.15

Pharma Services Holding, Inc.
c/o One Equity Partners
230 Park Avenue, 18th Floor
New York, New York 10022

November 3, 2003

John S. Russell
507 East Rosemary Street
Chapel Hill, NC 27514

Re: Opportunity to Purchase Shares

Dear John:

As you know, on September 25, 2003, Quintiles Transnational Corp. (“Quintiles”), became an indirect wholly-owned subsidiary of Pharma Services Holding, Inc. (the “Company”). We are pleased to offer you the opportunity to purchase shares of common stock (“Shares”) of the “Company” pursuant to the Company’s Stock Incentive Plan (the “Plan”) and on the terms and conditions set forth below.

1.	Number of Shares. You will have the opportunity to purchase up to 450,000 Shares.

2.	Purchase Price. The purchase price per Share is $0.2438, for a total of $109,710 if you purchase all of the Shares, payable by check to the Company.

3.	Vesting. Your Shares when issued will be “Unvested Shares” (as defined in the Plan) and will become “Vested Shares” (as defined in the Plan) as to 20% of the total number awarded on the 25th day of each September, beginning September 25, 2004 and ending September 25, 2008, provided (i) all Shares will become Vested Shares upon a “Sale of the Company”, as defined in the Plan, and the Committee will not exercise its discretion to provide otherwise, (ii) all Shares will become Vested Shares upon your termination of employment by reason of your death or pursuant to Section 4.3(ii) of your Executive Employment Agreement (physical or mental inability to perform), and (iii) upon your termination of employment under circumstances entitling you to severance benefits pursuant to Section 5.2 of your Executive Employment Agreement, such number of Unvested Shares shall become Vested Shares as is equal to the total number of Shares set forth in paragraph 1 above multiplied by the “vesting percentage”, as defined below. In no event will any Unvested Shares become Vested Shares following your termination of employment with the Company and its subsidiaries for any reason (after taking into account any vesting that occurs upon termination of employment pursuant to clauses (ii) and (iii) of the preceding sentence). For purposes of the foregoing, “vesting percentage” means the 20% multiplied by a fraction, the numerator of which is the number of days that have elapsed from the 25th day of September that immediately precedes the date of your termination of employment through the date of such termination, and the denominator of which is 365, provided that if the date of your termination of employment falls on the 25th day of any September, the vesting percentage shall be zero.

4.	Repurchase Right; Restrictions on Shares. Upon your termination of employment with the Company and its subsidiaries for any reason, the Company and certain other persons may, but are not obligated to, repurchase your Shares. As further described in Section 8 of the Plan, the repurchase price to be paid by the Company depends upon whether the Shares are Unvested Shares or Vested Shares, and the circumstances of your termination. Generally, Unvested Shares may be repurchased for the price you paid for them, and Vested Shares may be repurchased for their “Fair Market Value”, as defined in the Plan, but under certain circumstances described in the Plan, even your Vested Shares may be repurchased for the price you paid for them. Also, as further described in Section 8 of the Plan, the Shares are generally nontransferable prior to a Sale of the Company or “Qualified Public Offering” (as defined in the Plan), the Company has the right to require that you participate in a Sale of the Company (a “Drag-Along Right”), and your right to vote with respect to the election of directors of the Company may be restricted. For purposes of Section 8(c)(ii) of the Plan (Repurchase Right), in making a good faith determination of “Fair Market Value”, the Committee will take into account the most recent outside event pursuant to which a value of a Share can be implied (including, without limitation, an equity issuance, stock option grant or valuation by an appraisal firm, investment bank or similar organization), provided that if no such event has occurred within the preceding 12 months, the Committee shall obtain a new valuation by an appraisal firm, investment bank or similar organization, and shall take such valuation into account in determining Fair Market Value. For purposes of the proviso contained in Section 8(c)(ii) of the Plan, clause (x) thereof shall not apply, and clause (z) shall apply only if the breach referred to therein is material.

5.	Taxes. A separate information statement describing the tax considerations relating to your purchase of Shares will be provided to you.

6.	Representations.

(a) Authority. You have the requisite power, authority and capacity to execute this Agreement and to perform your obligations under this Agreement and to consummate the transactions contemplated hereby. The Acceptance has been duly and validly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally.

(b) Brokers. No Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon any action taken by you.

(c) Shares Unregistered; Accredited Investor. You acknowledge that (i) the offer and sale of the Shares has not been registered under applicable securities laws; (ii) the Shares being purchased by you must be held indefinitely; (iii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; (iv) you are an “accredited investor” under Rule 501(a) of the Securities Act of 1933; (v) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of your investment in the Shares, or you have been advised by a representative (not affiliated with the Company) possessing such knowledge and experience; (vi) you and your representatives, including your professional, financial, tax and other advisors, if any, have carefully considered your proposed investment in the Shares, and you understand and have taken cognizance of (or have been advised by your representatives as to) the risk factors related to the acquisition of such Shares, and no representations or warranties have been made to you or your representatives concerning the Shares, the Company or the Company’s business, operations, financial condition or prospects or other matters; (vii) in making your decision to purchase the Shares, you have relied upon independent investigations made by you and, to the extent believed by you to be appropriate, your representatives, including your professional, financial, tax and other advisors, if any; (viii) you and your representatives have been given the opportunity to request to examine all documents of, and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the acquisition of the Shares and to obtain any additional information which you or your representatives deem necessary; (ix) you are acquiring the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof, and not with any present intention of distributing such Shares and you have no present plan or intention to sell any of the Shares; and (x) the Company is allowing you to acquire the Shares in reliance upon these representations and warranties.

7.	Subject to Plan. The opportunity to purchase the Shares is being made to you pursuant to the Plan, a copy of which is attached, and such purchase, holding and transfer of the Shares is subject to the terms of the Plan in all respects.

8.	Conditions. Our offer and your acceptance of our to purchase Shares is conditional upon your execution of an amendment to your Executive Employment Agreement in the form attached as Exhibit A no later than November 17, 2003.

9.	Acknowledgement. You acknowledge: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that this grant of the opportunity to purchase Shares is a one-time benefit, which does not create any contractual or other right to receive future awards under the Plan, or benefits in lieu of awards; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Committee; (iv) that your participation in the Plan shall not create a right to further employment with the Company or its affiliates and shall not interfere with the Company’s, its affiliates’, or your ability to terminate your employment relationship at any time with or without cause; (v) that your participation in the Plan is voluntary; (vi) that the value of this award is an extraordinary item of compensation which is outside the scope of your employment contract, if any; and (vii) that award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10.	Employee Data Privacy. As a condition of the grant of this opportunity to purchase Shares, you consent to the collection, use and transfer of personal data as described in this paragraph 10. You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, shares of common stock or directorships held in the Company, details of all Options or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). You further understand that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in your country of residence or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding shares of common stock on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

Please indicate the number of Shares you wish to purchase on the Acceptance below. Please return a signed copy of the Acceptance, along with a check for the purchase price ($0.2438 per Share) made payable to Pharma Services Holding, Inc., to Gary Rothstein, Esq., Morgan Lewis & Bockius, LLP, 101 Park Avenue, New York, NY 10178. Your Acceptance and payment must be received no later than November 17, 2003.

Sincerely yours,

PHARMA SERVICES HOLDING, INC.

ACCEPTANCE OF OFFER
TO PURCHASE COMMON SHARES OF PHARMA SERVICES HOLDING, INC.

I, John S. Russell, hereby accept the offer made to me by Pharma Services Holding, Inc. (“Pharma”) to purchase 450,000 shares of common stock of Pharma at a price per share of $0.2438 pursuant to and in accordance with the terms of a letter to me from Pharma dated November 3, 2003, and enclose a check for $109,710.00.

/s/ John S. Russell	November 14, 2003

John S. Russell	Date

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